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                                                                   EXHIBIT 10.30

                      Gerber Childrenswear, Inc. Memorandum



PERSONAL AND CONFIDENTIAL
-------------------------

TO:      BOB PROCHASKA

FROM:    ED KITTREDGE

DATE:    JANUARY 22, 2002

SUBJECT: EMPLOYMENT AGREEMENT


Per our phone conversation on Thursday, January 17, 2002, because we are in the process of attempting to sell the company, it would not be appropriate for us to enter into a long-term agreement until we resolve the best approach to increase shareholder value. As we discussed, you did not achieve your 2001 budget in terms of sales or operating profits. Therefore, under the normal terms of our GCW incentive program, you would not be eligible for a bonus based on the formula. However, in recognition of your other efforts in making positive changes such as lowering inventories and successfully closing inefficient operations, Gerber Childrenswear, Inc. ("GCW") is extending your original agreement for one year.

The following are the conditions of the new agreement:

-        Position and Tile
         -----------------
         Your position will continue to be President and Chief Operating Officer of the Apparel Division of GCW, with a Manley Grade of 213, salary range midpoint $309,000, 45% target bonus.

-        Terms of Agreement
         ------------------
         This agreement will remain in effect from January 1, 2002 through December 31, 2002.

-        Base Salary
         -----------
         $310,000 annually, effective January 1, 2002, paid on a semi-monthly basis.

-        Bonus Incentive
         ---------------
         2001 - $50,000 payable by the end of February 2002.
         2002 - Bonus amount will be established by new ownership if company is sold.

-        Stay Bonus
         ----------
         $100,000 - Payable upon the closing of the sale of the company.

-        Severance Agreement
         -------------------
         1.  Involuntary Separation Without Cause
                  If your employment is terminated without cause prior to the sale of the company, you will be paid the balance of the agreement or a minimum of six (6) months salary, whichever is greater.

         2.  Voluntary Separation Due To Change In Responsibility
                  Should your responsibility or reporting relationship change to a less responsible position prior to a sale of the company, you may choose to leave and receive the balance of the agreement or six (6) months salary, whichever is greater.


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Bob Prochaska (Personal and Confidential)
January 22, 2002
Page 2



-        Company Benefits
         ----------------
         Your company benefits include GCW standard medical insurance, dental insurance, life insurance, long- term disability insurance, 401(k) plan, company-paid pension plan and the executive physical program. The company will pay your cell phone expenses and provide a laptop computer for your use.

-        Relocation
         -The standard relocation assistance program for executives at your level, provided the house is sold by December 31, 2002.
         -The realtor fees on the sale of the home in Florida are limited to 6% per policy, but are not limited in dollars.


Agreed upon by:


         /s/ Bobby J. Prochaska                  /s/ Edward Kittredge
         -------------------------------------   -------------------------------
         BOBBY J. PROCHASKA                      EDWARD KITTREDGE
         President and COO, Apparel Division     Chairman, President and CEO
         Gerber Childrenswear, Inc.              Gerber Childrenswear, Inc.

         1/30/02                                 1/24/02
         -------------------------------------   -------------------------------
         Date                                    Date